UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 19, 2011

Symetra Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33808	20-0978027
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

777 108th Avenue NE, Suite 1200, Bellevue, Washington		98004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(425) 256-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2011, Symetra Life Insurance Company (the "Company"), a wholly owned subsidiary of Symetra Financial Corporation, and Reliance Standard Life Insurance Company ("Reliance"), doing business as Custom Disability Solutions, successor to Duncanson & Holt Services, Inc., entered into amendments to amend certain provisions of each of the Group Short Term Disability Reinsurance Agreement, dated as of January 1, 1999 (the "Short Term Agreement") and the Group Long Term Disability Reinsurance Agreement, dated as of January 1, 1999 (the "Long Term Agreement," along with the Short Term Agreement, the "Reinsurance Agreements"). Reliance is the Managing Agent for each of the participating reinsurers (the "Reinsurers"), who are collectively referred to in the Reinsurance Agreements as the "American Disability Reinsurance Underwriters Syndicate," or "ADRUS," and is the sole ADRUS participant for the Reinsurance Agreements for years 2006 and later. Apart from the Reinsurance Agreements, there are no other material relationships between the parties.

Pursuant to the terms of the Amendments, the parties agreed that, with respect to future business, the Reinsurance Agreements will terminate at 12:01 a.m. EST on June 1, 2011. Notwithstanding the foregoing, the Reinsurers will continue to accept reinsurance pursuant to the terms of the Reinsurance Agreements for all cases underwritten prior to March 1, 2011 and that Reliance shall be the sole and exclusive provider of short- and long-term disability quotes to the Company until such date. The Amendments further state that Reliance shall cease underwriting short- and long-term disability policies on behalf of the Company as of February 28, 2011.

All other terms of the Reinsurance Agreements remain unchanged by the Amendments. Accordingly, upon the termination of the Reinsurance Agreements, the Reinsurers will remain liable for risk ceded to and reinsured by the Reinsurers under the terms of the Reinsurance Agreements.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symetra Financial Corporation

January 24, 2011	By:	George C. Pagos

Name: George C. Pagos
Title: Senior Vice President, General Counsel and Secretary